Exhibit 10.20

[ * * * ] The appendix to this exhibit has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this document because it is both not material and is the type that the registrant treats as private or confidential.

April 20, 2021

Harjinder Bhade

Dear Harjinder:

On behalf of Blink Charging Co. (the “Company”), I am pleased to offer you the position of Chief Technology Officer (“CTO”). As CTO, you will be reporting to the Company’s Chief Operating Officer and working in San Jose, California (remote). Your employment agreement and equity compensation package, as outlined herein, is subject to the recommendation of the Compensation Committee (“Compensation Committee”) and Board’s approval at a meeting to occur at least two-week before your Employment Start Date which will be May 3, 2021.

Base Salary. Your starting annual base salary will be $33,333.33 per month ($400,000 annually), less applicable taxes, deductions, and withholdings, to be paid bi-monthly and subject to an annual increase review (“Base Salary”). You will be paid on the Company’s regularly scheduled payday. The Company’s current regularly scheduled payday is on the 15th and 30th of every month.

Annual Performance Bonus. You and the Compensation Committee will work together to establish periodic Key Performance Indicators (“KPIs”) every year. If you achieve your pre-established KPIs during the relevant time frame, you will be eligible to receive a bonus equal to half of your current Base Salary, less applicable taxes, deductions, and withholdings (the “Performance Bonus”). The failure to establish KPIs, which is not the fault of the Compensation Committee, will exclude you from eligibility for the Performance Bonus. To qualify for the Performance Bonus, you must meet the relevant KPIs for the 12 months preceding the date your Performance Bonus is considered to be paid.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards under the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The total aggregate annual award value under the Omnibus Incentive Plan will be equal to half of your current Base Salary (the “Grant”) and such award value may be adjusted from time to time. Twenty-five percent (25%) of such Grant will be in the form of the Company’s Restricted Common Stock (the “RCSs”). The remaining Seventy-five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”) (the RCSs and the Stock Options shall be referred to as “Equity Awards”). The number of Stock Options shall be calculated per the Company’s option valuation practices and consistent with the Omnibus Incentive Plan. Unless otherwise specified, the RCSs shall vest on the first anniversary of the day they were granted, and the RCS grant will include a cash payment upon vesting to cover expected ordinary income tax charges and will be calculated at the highest individual personal income tax rate (the “Gross Up”). The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted (first, second and third anniversaries). All Equity Awards shall be granted to you, provided that (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) provided that you satisfy the KPIs and other performance criteria established by the Omnibus Incentive Plan. All Stock Options that will be granted to you shall expire five years following their vesting. All Equity Awards, including RCSs, Stock Options, future bonuses, and future Equity Awards will be granted on or about March 31st of each year.

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Additional Equity or Cash Awards. In addition to the above Performance Bonus and Equity Awards, you will receive additional equity or cash awards (the “Additional Awards”). You will be eligible for the Additional Awards during the first two years of your employment, and the total amount of the Additional Awards shall be $5.5M (“Additional Awards of $5.5M”). You will be responsible to cover any and all income, excise or other taxes that may apply to the Additional Awards of $5.5M, and the Company will have no obligation or liability to gross up any part of this award. You may elect to obtain this Additional Awards payment through Stock issuance, Option grant or cash payment. If Options will be granted, those will be calculated in accordance with the Company’s option valuation practices. The Additional Awards’ key performance indicators are listed in Appendix A to this Offer Letter (the “Additional KPIs”) The Additional KPIs explicitly state the specific amount of the Additional Awards of $5.5M that you will immediately earn upon substantial completion and achievement of each individual KPI. For the Avoidance of doubt, the Additional Awards of $5.5M will be prorated and paid for each of the individual KPI’s. You must achieve each stated Additional KPIs to meet a “market readiness” level within the relevant timeframe to be entitled to any Additional Awards. In case partial achievement of the KPI, the Company will assess your partial achievement and grant you a partial payment for such achievement.

Clawbacks. All bonuses and equity grants referred to in this Offer Letter are subject to the Company’s “clawback” policies under any requirement imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Benefits. At no cost to you, you and your family will participate in the Company’s current medical, dental, life, and accident benefit programs. Understandably, the Company may change those plans from time-to-time. In addition, if you drive an electric car or a “plug-in hybrid” vehicle, the Company will pay you an additional $300 a month. Estimated values of medical benefits per employee annually is $4,118.00 and per employee with family is $13,000.00.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 160 hours, or twenty (20) days (based upon an eight-hour workday), per year.

Term and Termination. The initial term shall be two (2) years commencing on your Employment Start Date (the “Term”). On your second anniversary, your employment will be renewed automatically for an additional one-year term, unless the Company or you provide the other party with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct, directly or indirectly, injurious to the Company; or (ii) your willful failure to materially perform your job duties; (iii) material violation of the Company’s code of conduct and policies; or (iv) material breach of this Offer Letter, provided, however, that “Cause” shall not exist unless and until you have been given a notice specifying the details of the alleged Cause and a reasonable opportunity to cure.

Termination Without Cause. Upon Termination Without Cause the Company will make (i) a severance payment by continuing the payment of your Base Salary for additional number of months equal to the number of months of your actual employment prior to the termination (“Severance Period”), capped at 12 months maximum payment, and (ii) accelerated vesting of the unvested portion of the annual Equity Award for the number of months of the Severance Period (capped at 12 months). In all other types of terminations or resignation on your part, then all further vesting of your outstanding equity awards or bonus will terminate immediately, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment. In case of a buy-out or a “change of control” as this term is defined in the Company’s 2018 Omnibus Incentive Plan, you will be entitled to obtain (i) your Base Salary for a period of 12 months as your severance payment. Provided your termination is without cause, in addition to the abovementioned payments, the balance of those amounts of your Additional Award of $5.5M, any other then unvested Equity Awards, and your Annual Performance Bonus, shall immediately vest and be paid to you upon your execution of a release and waiver from any and all claims against the Company.

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Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term, you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts, and all outstanding and fully vested stock options and other equity awards.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or prior to your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at the Company. Any outside activities must be in compliance with and if required, approved by the Company’s Corporate Governance Guidelines. Notwithstanding the foregoing, the Company acknowledges your representation that you currently have a consulting business, and that, from time to time, you might have to devote marginal time to your consulting business, for as long as it does not involve in any way consulting the Company’s competitors.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations.

Company Policy Documents. As part of your onboarding process, you will be provided copies of the Company’s handbook which shall be considered the terms and conditions of your employment, including the Confidentiality, Non-Disclosure, and IP Ownership Agreement (“Company Documents”), all of which must be returned to the Company with signed consents and acknowledgments on or before your Employment Start Date.

This offer of employment is conditioned upon the following: (i) you execute this offer letter; (ii) you signing the Company Documents’ acknowledgment forms; and (iii) you undergoing and passing a Company administered drug and background checks prior to commencement of your employment which will be deemed satisfied two weeks before the Start Date.

Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

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We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Brendan Jones

President

I accept this offer of employment with Blink Charging Co. and agree to the terms and conditions outlined in this letter.

/s/ Harjinder S. Bhade	April 20, 2021
Harjinder S. Bhade	Date

May 3, 2021
Employment Start Date

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Appendix A

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